Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206813, 333-223884, 333-237490 and 333-249179) and Registration Statements on Form S-3 (Nos. 333-228991, 333-233526, 333-236198, and 333-258944) of our reports dated August 15, 2022, with respect to the consolidated financial statements of CytoDyn Inc. and the effectiveness of internal control over financial reporting of CytoDyn Inc.,  included in this Annual Report on Form 10-K for the fiscal year ended May 31, 2022.

Our report on the consolidated financial statements contains two explanatory paragraphs regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern and its restatement of the fiscal year ended May 31, 2021 (Note 14).

/s/ Macias Gini & O’Connell LLP

San Jose, California

August 15, 2022